EXHIBIT 3(b)

                                                               EXECUTION VERSION

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR OTHER APPLICABLE FEDERAL AND STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH LAWS OR EXEMPTIONS FROM REGISTRATION ARE AVAILABLE THEREUNDER, SUCH EXEMPTIONS TO BE EVIDENCED BY DELIVERY OF AN OPINION OF COUNSEL TO THE HOLDER OF THE SECURITIES REPRESENTED HEREBY, WHICH OPINION AND COUNSEL SHALL BE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, TO THE EFFECT THAT THE RELEVANT TRANSFER OR OTHER DISPOSITION OF SUCH SECURITIES IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OTHER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

THE TRANSFER AND ENCUMBRANCE OF THE SECURITIES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS HEREOF.

                           ELITE PHARMACEUTICALS, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT

                                                                December 6, 2006

Optionee:                 VEERAPPAN SUBRAMANIAN

Number of shares of Common Stock        One Million Seven Fifty Hundred Thousand
subject to this Agreement:                                       ***1,750,000***

      Pursuant to that certain Advisory Agreement, dated as of December 6, 2006 (the "ADVISORY AGREEMENT"), between Elite Pharmaceuticals, Inc., a Delaware corporation (the "COMPANY"), and you and that certain Strategic Alliance Agreement, dated as of December 6, 2006 (the "STRATEGIC ALLIANCE AGREEMENT"), between the Company, VGS Pharma, LLC ("VGS") and you, the Board of Directors of the Company (the "BOARD"), hereby grants to you (effective as of the date set forth in Section 1), as an inducement material to entering into the Advisory Agreement and the Strategic Alliance Agreement, an option (the "OPTION") to purchase up to the aggregate number of shares of the common stock, par value US$0.01 per share (the "COMMON STOCK"), of the Company set forth above (the "MAXIMUM AMOUNT"), as the same may be adjusted pursuant to Section 8 (the "OPTION SHARES").

      The Option is not intended to constitute, and shall not be treated at any time by you or the Company as, an "incentive stock option", as defined under
Section 422(b) of the Internal

Revenue Code of 1986, as amended (the "CODE"). The terms and conditions of the Option are set forth below.

      1. DATE OF GRANT. The Option is granted to you as of December 6, 2006 (the "GRANT DATE").

      2. OPTION EXPIRATION AND TERMINATION.

            (a) Subject to vesting pursuant to Section 2(b) hereof, your right to exercise the vested portion of the Option (and to purchase the Option Shares) shall begin on the Grant Date, and shall expire and terminate on the earlier of
(i) the tenth (10th)  anniversary of the Grant Date (the "EXPIRATION  DATE") and
(ii) the occurrence of an event set forth in Section 6 hereof (the "OPTION PERIOD").

            (b) Subject to Section 6 hereof, at the time of the relevant vesting event, the Option shall become vested and exercisable as follows:

                  (i) Two Hundred Fifty Thousand (250,000) Option Shares upon the date hereof;

                  (ii) Two Hundred Fifty Thousand (250,000) Option Shares upon the six (6) month anniversary of the Grant Date;

                  (iii) Two Hundred Fifty Thousand (250,000) Option Shares upon the twelve (12) month anniversary of the Grant Date;

                  (iv) Two Hundred Fifty Thousand (250,000) Option Shares upon the acceptance by you and the Company of the Initial Business Plan (as defined in the Strategic Alliance Agreement), the final version of which shall have been mutually agreed upon by you and the Company;

                  (v) Two Hundred Fifty Thousand (250,000) Option Shares upon the earliest to occur of the (x) dosing of a human patient in the first clinical trial, (y) dosing of a human subject in the first bioequivalence study, or (z) in the event that neither a clinical trial nor a bioequivalence study is required under applicable law as a condition of marketing a Product Candidate (as defined below), the completion of stability testing of an exhibit batch of such Product Candidate, in each case, with respect to any drug product by the Company (excluding any drug products of Novel Laboratories, Inc., a Delaware corporation ("NOVEL")), developed under the advisory services to be provided by you to the Company under the Strategic Advisory Agreement (the "ADVISORY SERVICES") that occurs on or after the sixtieth (60th) day after the date hereof (such drug product, a "PRODUCT CANDIDATE");

                  (vi) Two Hundred Fifty Thousand (250,000) Option Shares upon the earliest to occur of (x) the completion of the first successful clinical trial for such Product Candidate as determined by the clinical research organization (the "CRO") performing such trial, (y) the completion of the first successful bioequivalence study for such Product Candidate as determined by the CRO performing such study that occurs on or after the sixtieth (60th) day after the date hereof, or (z) in the event that neither a clinical trial nor a bioequivalence study is required under applicable law as a condition of marketing such Product Candidate, the submission of an abbreviated new drug application with the United States Food and Drug Administration; and

                  (vii) Two Hundred Fifty Thousand (250,000) Option Shares upon the earliest to occur of the (x) dosing of a human patient in the first clinical trial, (y) dosing of a human subject in the first bioequivalence study, (z) in the event that neither a clinical trial nor a bioequivalence study is required under applicable law as a condition of marketing a Product Candidate, the completion of stability testing of an exhibit batch of such Product Candidate, in each case, with respect to a second Product Candidate developed under the Advisory Services that occurs on or after the sixtieth (60th) day after the date hereof;

PROVIDED, HOWEVER, that the maximum number of Option Shares as to which the Option is exercisable, plus the number of Option Shares as to which the Option has previously been exercised, expired or terminated, if any, shall not exceed the Maximum Amount, except as otherwise provided in Section 8 hereof. Once you are entitled to full or partial exercise of the Option as provided in this
Section 2(b), such exercise rights shall continue until the date upon which the Option expires or terminates pursuant to Section 2(a). To the extent the Option has not vested pursuant to this Section 2(b), the unvested portion of the Option is subject to termination pursuant to Section 6 hereof.

      3. OPTION PRICE. The purchase price to be paid upon the exercise of the Option shall be US$2.13 per Option Share (the "OPTION PRICE"), which represents the daily volume weighted average price of the Common Stock for the trading day immediately preceding the Grant Date on the American Stock Exchange as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), subject to adjustment as provided in Section 8 hereof.

      4. EXERCISE OF OPTION; WITHHOLDING.

            (a) The Option may be exercised in whole or in part one or more times, during the Option Period to the extent (i) you shall become entitled to exercise the Option pursuant to the vesting provisions of Section 2(b), and (ii) not previously exercised, expired or terminated. To exercise the Option, you must execute and deliver a copy of an option exercise form (the "OPTION EXERCISE FORM"), a copy of which is attached hereto as EXHIBIT A, to the Company at the address indicated on the Option Exercise Form, which such Option Exercise Form shall specify the number of Option Shares then being purchased, and be accompanied by payment, in cash, of the aggregate Option Price for the number of Option Shares then being purchased. As a condition to exercising the Option, you must also execute and deliver to the Company such additional documents, instruments or agreements as the Company may require. You may pay the Option Price by tendering or causing to be tendered to the Company cash, in U.S. dollars, by wire transfer or certified or official bank checks.

            (b) You shall, upon notification of the amount due and prior to or concurrently with delivery of the certificate representing the Option Shares as to which the Option has been exercised, promptly pay or cause to be paid the amount determined by the Company as necessary to satisfy all applicable tax withholding requirements, if any. It is understood and agreed that all matters with respect to the total amount of taxes to be withheld or declared in respect to any exercise of the Option shall be determined by the Company in its sole discretion. Without limiting the generality of the foregoing, the Company shall be entitled to deduct from other compensation or amounts payable to you sums required by federal, state, or local tax law to be withheld with respect to the exercise of the Option. The Company may require you to pay the sum directly to the Company. The Company shall have no obligation upon exercise of the Option until payment has been received and unless withholding (or offset against a cash payment) as of or prior to the date of exercise is sufficient to cover all sums due with respect to that exercise.

      5. TRANSFERABILITY OF OPTION. Except as otherwise permitted in accordance with Section 15, the Option may not be transferred by you (other than by will or the laws of descent and distribution) or encumbered by you and, other than following a permitted transfer, may be exercised only by you.

      6. TERMINATION OF OPTION; TIMING FOR EXERCISE.

            (a) All vested Option Shares must be exercised within the earlier to occur of :

                  (i) the Expiration Date;

                  (ii) ninety (90) days of the termination of the Advisory Services under the Advisory Agreement for any reason (including your resignation), other than as a result of (x) a termination by the Company without Cause or termination by you for Good Reason (as such terms are defined in the Advisory Agreement) or (y) the end of the term of the Advisory Agreement, which occurs after the first anniversary of the Advisory Agreement;

                  (iii) ninety (90) days of the termination of your employment relationship with Novel under that certain Novel Employment Agreement, dated as of the date hereof, between Novel and you (the "NOVEL EMPLOYMENT AGREEMENT"), for any reason (including your resignation) other than as a result of (x) a termination by Novel without Cause or termination by you for Good Reason (as such terms are defined in the Novel Employment Agreement) or (z) the end of your employment relationship with Novel under the Novel Employment Agreement, which occurs after the first anniversary of the Novel Employment Agreement;

                  (iv) forty-eight (48) months of the termination of the Advisory Services under the Advisory Agreement Company as a result of (x) a termination by the Company without Cause or by you for Good Reason or
      (y) the end of the term of the Advisory Agreement, which occurs after the first anniversary of the Advisory Agreement; and

                  (v) forty-eight (48) months of the termination of your employment relationship with Novel under the Novel Employment Agreement, as a result of (x) a termination by Novel without Cause or by you for Good Reason or (y) the end of your relationship with Novel under the Novel Employment Agreement, which occurs after the first anniversary of the Novel Employment Agreement.

            (b) All unvested Option Shares shall terminate immediately upon the earliest to occur of:

                  (i) the Expiration Date;

                  (ii) the termination of the Advisory Services under the Advisory Agreement for any reason (including your resignation), other than as a result of a termination by the Company without Cause or by you for Good Reason; and

                  (iii) the time upon which the Company owns less than twenty percent (20%) of the outstanding capital stock of Novel (other than as a result of a Permitted Transfer (as such term is defined in that certain Stockholders' Agreement, dated as of the date hereof, among Novel, the Company, VGS, and you) by the Company) (the "20% THRESHOLD"); PROVIDED, HOWEVER, that to the extent you have provided substantial contributions, as determined in the sole discretion of the Company, to the development of any drug product which would otherwise trigger the vesting of options but for the Company's realization of the 20% Threshold, such options shall vest in accordance with the vesting schedule set forth herein notwithstanding the Company's equity interest in Novel is below the 20% Threshold.

To the extent any unvested options remain outstanding after the termination of the Advisory Services and your employment relationship with Novel (as provided above), such unvested options shall continue to be subject to vesting in accordance with the vesting schedule set forth herein until the Expiration Date.

      7. REPRESENTATIONS; LEGENDS.

            (a) You represent, warrant and acknowledge to, and agree with, the Company that you are acquiring the Option, and upon exercise of the Option, you shall be acquiring the Option Shares, for your own account for the purpose of investment only, and not with a view to, or for sale in connection with, any distribution thereof, and that you are not relying on the value of this Option as current compensation. You understand that: (i) neither the Option nor the Option Shares have been registered under applicable federal or state securities laws by reason of their issuance in a transaction exempt from the registration requirements; (ii) the Option and the Option Shares must be held indefinitely by you unless a subsequent disposition thereof is registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the proposed transfer thereof is exempt from such registration in the discretion of the Company; (iii) the future value of the Company is highly speculative and you may lose your entire investment in the Option and the Option Shares; (iv) the past performance or experience of the Company, the

Company's officers, directors, agents, or employees, will not in any way indicate or predict the results of the ownership of Option Shares or of the Company's activities and (v) with respect to tax and other legal and economic considerations involved in the acquisition of the Option and the Option Shares, you have not relied on the Company or any agent or representative thereof; (vi) you have carefully considered and have, to the extent you believe such discussion necessary, discussed with your own professional legal, tax, accounting, and financial advisers the suitability of the Option and the Option Shares for your particular tax, legal and financial situation and you have determined that the Option and the Option Shares are a suitable investment for you; (vii) you or your professional legal, tax, accounting, financial adviser(s) or purchaser representative(s), as the case may be, have such knowledge and experience in financial, tax, legal, and business matters so as to enable you to evaluate the merits and risks of an investment in the Option and the Option Shares and to make an informed investment decision with respect thereto and you are an "accredited investor", as defined in Rule 501 of Regulation D under the Securities Act; and (viii) you and/or your professional legal, tax, accounting, financial adviser(s) or purchaser representative(s), as the case may be, have received all information regarding the Option, the Option Shares and the Company as you and/or they have requested from the Company.

            (b) The stock certificates for any Option Shares issued to you shall bear a legend substantially to the following effect (along with such other legends as may be required or appropriate) and you hereby agree to comply in all respects with the restrictions described therein:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR OTHER APPLICABLE FEDERAL AND STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH LAWS OR EXEMPTIONS FROM REGISTRATION ARE AVAILABLE THEREUNDER, SUCH EXEMPTIONS TO BE EVIDENCED BY DELIVERY OF AN OPINION OF COUNSEL TO THE HOLDER OF THE SECURITIES REPRESENTED HEREBY WHICH OPINION AND COUNSEL SHALL BE SATISFACTORY TO THE ISSUER OF THESE SECURITIES TO THE EFFECT THAT THE RELEVANT TRANSFER OR OTHER DISPOSITION OF SUCH SECURITIES IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE FEDERAL AND STATE SECURITIES LAWS."

            (c) You further represent and warrant to the Company that you understand the federal, state and local income tax consequences of the granting of the Option to you, the acquisition of rights to exercise the Option with respect to any Option Shares, the exercise of the Option and purchase of Option Shares, and the subsequent sale or other disposition of any Option Shares.

      8. ADJUSTMENTS; REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE.

            (a) In the event that, after the date hereof, the outstanding shares of the Company's Common Stock are increased or decreased or changed into a different number of shares of stock or other securities of the Company through recapitalization, reclassification, stock split, combination of shares or declaration of any dividends on Common Stock payable in Common Stock, the Board shall appropriately adjust the number of Option Shares and/or the Option Price subject to the unexercised portion of the Option (to the nearest possible full share), and such adjustment(s) shall be effective and binding for all purposes of this Agreement and the Advisory Agreement, subject in all cases to the limitations of Section 424 of the Code.

            (b) In the event that there shall be any change, other than as specified in Section 8(a) hereof, in the number or kind of outstanding shares of the Common Stock, or of any stock or other securities into which the Common Stock, shall have been changed, or for which it shall have been exchanged, then, if the Board shall, in its reasonable discretion, determine that such change equitably requires an adjustment in the number or kind of Option Shares then subject to the Option or of the Option Price, such adjustment shall be made by the Board and shall be effective and binding for all purposes of this Agreement and the Advisory Agreement. For the avoidance of doubt, no adjustment shall be made as a result of the Company's issuance of Common Stock or securities convertible into, or exchangeable for, Common Stock solely as a result of the price of such Common Stock being less than the Option Price.

            (c) No adjustment or substitution provided for in this Section 8 shall require the Company to issue a fractional Option Share upon exercise of the Option, in whole or in part, hereunder.

            (d) In the event of the dissolution or liquidation or a merger, consolidation, or change of control of the Company, the Board, in its sole discretion, may terminate the Option within ten (10) days of your receipt of notice by the Company of such dissolution or liquidation, or a merger, consolidation, or change of control, of the Company, to the extent that the Option is not exercised in full prior to such date; PROVIDED, HOWEVER, if the Board elects to terminate the Option and you do not elect to exercise the Option within such ten (10) day period, the Company shall substitute, or in the case of an acquisition by, or merger with, another entity, cause such other entity to substitute on behalf of the Company, a stock option to be granted by such other entity having substantially equivalent economic value to the Option, to the extent that the Option is not exercised in full prior to such date, and upon the grant of such substitute stock option, the Option shall terminate.

      9. NO STOCKHOLDER STATUS; NO RESTRICTIONS ON CORPORATE ACTS; NO EMPLOYMENT STATUS.

            (a) Neither you nor any of your legal representatives, legatees or distributees shall be or be deemed to be the holder of any share of the Common Stock covered by the Option unless and until a certificate for such Common Stock has been issued. Upon payment of the

Option Price therefore, an Option Share issued upon exercise of the Option shall be validly issued, fully paid and non-assessable.

            (b) None of this Agreement, the Advisory Agreement or the Option granted pursuant hereto shall affect or limit in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalization, reorganization or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or bonds, debentures, preferred or prior preference stocks the rights of which are superior to or affect the Option Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

            (c) Neither the Advisory Agreement nor anything in this Agreement or the Option granted pursuant hereto confers upon you any right to continue your Service Relationship with the Company or any of its affiliates, nor limits in any respect the right of the Company or any of its affiliates to terminate your Service Relationship with the Company or any its affiliates, as the case may be, at any time.

      10. COMPLIANCE WITH LAW. This Agreement and the grant of the Option hereunder shall be subject to all applicable laws, rules, and regulations of any applicable jurisdiction or authority or agency thereof (including, without limitation, all federal and state securities laws) and to such approvals by any regulatory or governmental agency which, in the opinion of the Company, may be necessary or advisable. The Company shall not be required to issue any Option Shares issuable upon exercise of the Option pursuant to the terms hereof if issuing such Option Shares would constitute or result in a violation by you or the Company of any provision of any law, statute, or regulation of any governmental authority.

      11. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand, overnight delivery or facsimile (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

      If to the Company, to:

               Elite Pharmaceuticals, Inc.
               165 Ludlow Avenue
               Northvale, New Jersey
               Facsimile No.: (201) 391-7693
               Attn: Chief Executive Officer

      With a copy (which shall not constitute notice) to:

               Reitler Brown & Rosenblatt LLC
               800 Third Avenue

               21st Floor
               New York, NY 10022
               Facsimile No.: (212) 371-5500
               Attn: Scott H. Rosenblatt, Esq.

      If to the Advisor, to:

               Veerappan S. Subramanian
               475 Bernardsville Road
               Mendham, NJ 07945

      With a copy (which shall not constitute notice) to:

               Cohen Tauber Spievack & Wagner LLP
               420 Lexington Avenue
               New York, NY 10070
               Facsimile No.: (212) 586-5095
               Attn: Larry Tauber, Esq.

      12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to its conflicts of laws principles). If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

      13. CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT OF NEW YORK SITTING IN NEW YORK CITY AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LITIGATED EXCLUSIVELY IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED HERETO EXCEPT IN SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION WHICH THEY OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY
SUCH PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      14. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY OR IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR

IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT THEY OR IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

      15. MISCELLANEOUS. None of this Agreement, including the Option, or any of your rights or obligations hereunder, may be transferred, assigned or encumbered by you without the prior written consent of the Company, which may be withheld in its sole discretion. Except as otherwise provided herein, this Agreement is for the sole benefit of the parties hereto and not for the benefit of any other party. Except as otherwise provided herein or in the Advisory Agreement, no modification, amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the parties hereto. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement, together with the Advisory Agreement, represents the entire agreement between the parties hereto with respect to the subject matters hereof and thereof, and supersedes all prior agreements and understandings between the parties hereto with respect to such matters. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE ADVISORY
AGREEMENT AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THIS AGREEMENT SHALL CONTROL.

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                                       10

      Please acknowledge your review and agreement to the foregoing terms and conditions by signing this Agreement in the space provided below and returning it promptly to the Chief Executive Officer of the Company.

                                            ELITE PHARMACEUTICALS, INC.


                                            By: /s/ Bernard Berk
                                                --------------------------------
                                                Name:  Bernard Berk
                                                Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Name of Optionee: Veerappan Subramanian


Signature: /s/ Veerappan Subramanian
           ------------------------------
           Veerappan Subramanian

                                    EXHIBIT A

                           ELITE PHARMACEUTICALS, INC.

                              OPTION EXERCISE FORM

      I, _____________________, pursuant to that certain Non-Qualified Stock Option Agreement, as of December 6, 2006, between Elite Pharmaceuticals, Inc. and me (the "AGREEMENT"), do hereby exercise the right to purchase _______ shares of Common Stock, par value US$0.01 per share, of Elite Pharmaceuticals, Inc., pursuant to the Option granted to me on ____________, pursuant to the terms of the Agreement.

      Enclosed herewith is US$_______________, an amount equal to the total exercise price for the shares of Common Stock being purchased pursuant to this Option Exercise Form.

Date: _____________________________________

Name: _____________________________________

Signature: ________________________________

      Send a completed copy of this Option Exercise form to:

      Elite Pharmaceuticals, Inc.
      165 Ludlow Avenue
      Northvale, New Jersey
      Facsimile No.: (201) 391-7693
      Attn: Chief Executive Officer

      With a copy to:

      Reitler Brown & Rosenblatt LLC
      800 Third Avenue, 21st Floor
      New York, NY 10022
      Facsimile No.: (212) 371-5500
      Attn: Scott H. Rosenblatt, Esq.